News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER 2020 EARNINGS PER SHARE OF $0.57 COMPARED TO $0.62 FOR FIRST QUARTER 2019
Clearfield, Pennsylvania – April 20, 2020

CNB Financial Corporation (“CNB” of the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the first quarter ended March 31, 2020.

Joseph B. Bower, Jr., President and CEO, stated, “Events like we are living through currently, remind us that people and the communities we live in should always remain a high priority. We also recognize the financial challenges faced by our clients as a result of this unprecedented environment, and we have been proactive in helping them navigate through this period. As a community-minded institution, we immediately took steps to assist our clients through payment relief solutions as soon as the government shutdown started, and we are prepared to help our clients through the process of returning to a more normal time.”

Earnings Performance Highlights

•Net income of $8.8 million, or $0.57 per diluted share, for the quarter ended March 31, 2020, as compared to $9.5 million, or $0.62 per diluted share, for the same period in 2019, reflecting decreases of $660 thousand, or 7.0%, and $0.05 per diluted share, or 8.1%, respectively.

•As discussed in more detail below, the provision expense of $3.1 million as of March 31, 2020 included: (i) a provision expense of approximately $2.5 million related to a specific loan loss reserve for a loan relationship moved to non-accrual last quarter, combined with (ii) a new qualitative factor specifically related to the COVID-19 pandemic of approximately $800 thousand, partially offset by (iii) a lower allowance requirement as a result of lower growth in the commercial and industrial loan portfolio.

•Income before provision expense and income tax of $13.6 million, for the quarter ended March 31, 2020, representing an increase of approximately $880 thousand, or 6.9%, from the same period in 2019.

Balance Sheet and Liquidity Highlights

•Loans totaling $2.9 billion as of March 31, 2020 grew $325 million, or 12.8%, compared to March 31, 2019. Loan growth was driven primarily by commercial and industrial loans, which increased $140 million, or 14.7%, over the same period, while commercial real estate loans contributed an increase of $136 million, or 19.2%, over the same period. When evaluating on a divisional and regional basis, total loan growth was attributable primarily to our Private Banking division and Buffalo market, which increased $48.2 million, or 25.1%, and $162 million, or 60.3%, respectively.

◦Compared to the quarter ended December 31, 2019, total loans increased at an annualized rate of 6.7%, reflecting the Corporation’s focus on management of its overall balance sheet, particularly given current circumstances related to the pandemic.

•Deposits totaling $3.1 billion as of March 31, 2020 grew by $443 million, or 16.7%, compared to March 31, 2019. The overall increase in deposits was driven primarily by our Private Banking division, which grew total deposits by $121 million, or 29.3%, while the deposit portfolio in our Buffalo market increased by $209 million, or 69.2%, over the same period.

◦Compared to the quarter ended December 31, 2019, total deposits remained relatively stable, which is consistent with total deposit amounts during the same period in prior years.

•At March 31, 2020 the Corporation’s cash position totaled approximately $136 million, reflecting a strong and stable liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the Federal Home Loan Bank of Pittsburgh at March 31, 2020 totaled approximately $435 million.

•While book value per share was $21.10 as of March 31, 2020, tangible book value per share was $18.58 as of March 31, 2020, reflecting an increase of 20.2% from tangible book value per share of $15.46 as of March 31, 2019.

Customer Support Strategies and Loan Portfolio Profile

•The Corporation is participating in the Paycheck Protection Program (“PPP”) for loans provided under the auspices of the Small Business Administration (“SBA”). Under this program, the Corporation expects to lend money primarily to its existing loan and/or deposit customers, based on a pre-determined SBA-developed formula, intended to incentivize small business owners to retain their employees. The PPP was designed such that a loan originated under this program will be forgiven if the small business retains its employees and level of payroll through the first two months of the loan. These loans carry a customer rate of 1.00% plus a processing fee that varies depending on the balance of the loan at origination and have a two-year maturity. As of April 16, 2020, the Corporation has committed approximately $177 million, or 1,031 PPP loan relationships, under this program, at a rate of 1.00% coupled with processing fees estimated to total approximately $6 million. As of April 16, 2020, the SBA funds allocated in the original PPP authorization were fully utilized.

•In addition to participating in the PPP, in the first quarter of 2020 the Corporation deferred loan payments for several of its commercial and consumer customers for a period up to 6 months, depending on the financial needs of each customer. As of March 31, 2020, the deferred loan payment commitments totaled 561 loans, totaling $264 million, consisting of 150 loans, totaling $151 million, for which principal and interest were deferred, and 411 loans, totaling $113 million, for which principal only was deferred. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 233 loans, totaling $103 million;
◦Commercial real estate loans – 69 loans, totaling $132 million;
◦Residential mortgage loans – 197 loans, totaling $28 million;
◦Consumer loans – 62 loans, totaling $720 thousand.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries to represent a potential higher level of credit risk, as many of these customers have incurred a significant negative impact to their businesses as a result of governmental stay-at-home orders as well as travel limitations. At March 31, 2020, the Corporation had limited loan concentrations for these industries as follows:

◦Hotels/Motels – $180 million, or 6.3%, of total loans outstanding, and 91.9% pass-rated;
◦Restaurants/Fast Foods - $24.0 million or, 0.8%, of total loans outstanding, and 99.7% pass-rated.

•The Corporation also monitors closely its commercial acquisition, development and construction (“ADC”) portfolio, and as noted previously, the Corporation has determined the funded portion of this portfolio may represent a higher potential level of credit risk as a result of the COVID-19 pandemic. At March 31, 2020, the Corporation had $131.5 million in funded ADC loans (excluding the previously mentioned Hotels/Motels and Restaurants/Fast Foods), or 4.6% of total loans outstanding, and unfunded commitments for ADC loans of $99.7 million. The ADC portfolio by industry classification [(excluding the Hotels/Motels and Restaurants/Fast Foods industries)] is as follows:

◦Multi-family real estate projects – $50.3 million funded with unfunded commitments of $70.9 million;
◦Real estate developers – $27.8 million funded with unfunded commitments of $6.9 million;
◦Mixed used real estate projects – $14.0 million funded with unfunded commitments of $15.1 million;
◦All others – $39.4 million funded with unfunded commitments of $6.8 million.

•Another sector that has been under pressure is Oil and Gas. The Corporation has a negligible exposure to this sector, as loans outstanding totaled $15.7 million, or 0.6%, of total loans at March 31, 2020.

Performance Ratios

•While annualized return on average equity was 11.32% for the three months ended March 31, 2020, annualized return on average tangible equity was 12.92% for the same period, including after-tax merger costs totaling $57 thousand. Excluding merger costs, annualized adjusted return on average tangible equity was 13.01%, for the three months ended March 31, 2020, compared to 16.85% for the three months ended March 31, 2019.

•Annualized return on average assets was 0.95% for the three months ended March 31, 2020, which included after-tax merger costs totaling $57 thousand. Excluding merger costs, annualized adjusted return on average assets was 0.95% for the three months ended March 31, 2020, compared to 1.18% for the three months ended March 31, 2019.

•Efficiency Ratio was 60.34% for the three months ended March 31, 2020. Excluding $72 thousand in pre-tax merger costs incurred in the first quarter of 2020, adjusted efficiency ratio was 60.14%, for the three months ended March 31, 2020, an improvement of 71 basis points from 60.85% for the comparable period in 2019.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $35.4 million for the three months ended March 31, 2020, an increase of $1.4 million, or 4.3%, from the three months ended March 31, 2019 due to the following:

◦Net interest income for the three months ended March 31, 2020 increased 8.1% to $30.0 million from the three months ended March 31, 2019, driven by an overall growth of $470 million, or 15.5%, in average earning assets, partially offset by a reduction of 27 basis points in net interest margin on a fully tax-equivalent basis.

◦Net interest margin on a fully tax-equivalent basis was 3.49% and 3.76% for the three months ended March 31, 2020 and 2019, respectively. The yield on earning assets of 4.65% for the three months ended March 31, 2020 decreased 31 basis points from 4.96% for the three months ended March 31, 2019. The cost of interest-bearing liabilities decreased 6 basis points to 1.35% for the three months ended March 31, 2020 from 1.41% for the three months ended March 31, 2019. During the three months ended March, 31 2020, our net interest margin on a fully tax-equivalent basis was impacted by the cumulative effect of Federal Reserve rate reductions, totaling 175 basis points. In addition, we experienced a higher level of liquidity resulting from strong growth in deposits in the fourth quarter of 2019, which we believe will provide support to our liquidity management strategies.

•Total non-interest income was $5.4 million for the three months ended March 31, 2020 a decrease of $789 thousand, or 12.8%, from the same period in 2019.

◦Total non-interest income includes net realized and unrealized losses on trading securities, which combined totaled $588 thousand for the three months ended March 31, 2020 compared to net realized and unrealized gains on trading securities and net realized gains on available for sale securities of $948 thousand for the three months ended March 31, 2019.

◦Excluding the items discussed above, non-interest income for the three months ended March 31, 2020 totaled $6.0 million, an increase of $747 thousand, or 14.4%, from the same period in 2019, driven primarily by a $251 thousand increase in Wealth and Asset Management fees and a $98 thousand increase in mortgage banking income.

Non-Interest Expense

•For the three months ended March 31, 2020, total non-interest expense of $21.7 million increased $567 thousand, or 2.7%, from the three months ended March 31, 2019, primarily as a result of expenditures required to support business growth and ongoing customer support.

Income taxes

•Income tax expense of $1.7 million for the three months ended March 31, 2020 decreased $233 thousand, or 11.9%, from the three months ended March 31, 2019. Our effective tax rate was 16.4% for the three months ended March 31, 2020 compared to 17.1% for the three months ended March 31, 2019.

Asset Quality

•Total non-performing assets of $33.5 million, or 0.89%, of total assets as of March 31, 2020 compared to $23.4 million, or 0.62%, of total assets as of December 31, 2019 and $15.7 million, or 0.48%, of total assets as of March 31, 2019. The increase from the three months ended December 31, 2019 is primarily due to one commercial real estate loan relationship totaling approximately $9.7 million. During the three months ended March 31, 2020, this loan was downgraded to substandard and placed on non-accrual, as a result of a covenant violation. Management performed an evaluation of the collateral supporting the loan and concluded no specific loan loss reserve was required at the time.

•The allowance for loan losses measured as a percentage of loans net of unearned income as of March 31, 2020 was 0.77%, compared to 0.69% as of December 31, 2019 and 0.81% as of March 31, 2019. The increase in the allowance for loan losses from the three months ended December 31, 2019 to the three months ended March 31, 2020 resulted primarily from a $2.5 million in specific loan loss reserve related to a secured commercial and industrial loan relationship with a borrower who is now deceased, as discussed in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019. In light of new facts that have come to management’s attention, including an evaluation of the borrower’s estate and an updated collateral appraisal, management updated the loss estimate on this loan relationship, including costs of disposal of the collateral.

•In addition to the specific reserve discussed above, the allowance for loan losses at March 31, 2020 reflected a qualitative factor specifically related to the COVID-19 pandemic and the potential impact this pandemic may have on the national and local economies, and our loan portfolio overall. Management recognizes the degree of uncertainty related to the potential spread of COVID-19 and the related impact it will have on the economy. To quantify the potential impact of the pandemic, management evaluated the Corporation’s historical losses, by loan type, looking back to the recession that began in 2008 and the Corporation’s loan portfolio credit quality performance from 2008 to March 31, 2020. A loss assumption commensurate with the highest level of losses by loan type was used to estimate the potential impact on the loan portfolio, specifically loans for which customers were granted payment deferrals, as discussed above. This analysis resulted in a qualitative adjustment of approximately $800 thousand, which was reflected in the Corporation’s provision expense for the three months ended March 31, 2020 and the related allowance for loan losses during the same period. The Corporation will continue to evaluate this factor and update its analysis, as necessary, as developments related to the COVID-19 pandemic and its impact on the economy evolve.

•For the three months ended March 31, 2020, net loan charge-offs were $637 thousand, or 0.09%, of total average loans, compared to $664 thousand, or 0.11%, of total average loans during the comparable period in 2019.

•As part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), enacted in March 2020, financial institutions were given the option to delay the adoption of ASU No. 2016-13, “Financial Instruments – Credit Losses,” until the earlier of December 31, 2020 or until the national emergency related to COVID-19 is terminated. Given the complexity of the processes necessary to properly evaluate, document and implement the current expected credit losses methodology, combined with the extraneous circumstances impacted on its employees, caused by the spread of the coronavirus, the Corporation opted to delay the adoption of ASU No. 2016-13.

Capital

•As of March 31, 2020 CNB’s total shareholders’ equity of $325 million increased $49.8 million, or 18.1%, from March 31, 2019 as a result of an increase in accumulated other comprehensive income combined with organic earnings, partially offset by the payment of common stock dividends to our shareholders during the three months ended March 31, 2020.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $3.8 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 42 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19, (ii) actions governments, businesses and individuals take in response to the pandemic, (iii) the pace of recovery when the COVID-19 pandemic subsides, (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) adverse changes or conditions in capital and financial markets; (vii) changes in interest rates; (viii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (ix) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (x) changes in the quality or composition of our loan and investment portfolios; (xi) adequacy of loan loss reserves; (xii) increased competition; (xiii) loss of certain key officers; (xiv) deposit attrition; (xv) rapidly changing technology; (xvi) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvii) changes in the cost of funds, demand for loan products or demand for financial services; and (xviii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended
	March 31,

			%
	2020	2019	change
Income Statement
Interest income	$40,090	$36,753	9.1%
Interest expense	10,096	8,995	12.2%
Net interest income	29,994	27,758	8.1%
Provision for loan losses	3,079	1,306	135.8%
Net interest income after provision for loan losses	26,915	26,452	1.8%

Non-interest income
Service charges on deposit accounts	1,527	1,481	3.1%
Other service charges and fees	590	646	(8.7)%
Wealth and asset management fees	1,293	1,042	24.1%
Net realized gains on available-for-sale securities	0	148	NA
Net realized and unrealized gains (losses) on trading securities	(588)	800	NA
Mortgage banking	337	239	41.0%
Bank owned life insurance	479	361	32.7%
Card processing and interchange income	1,128	1,029	9.6%
Other	598	407	46.9%
Total non-interest income	5,364	6,153	(12.8)%
Non-interest expenses
Salaries and benefits	11,397	10,900	4.6%
Net occupancy expense of premises	3,027	2,866	5.6%
FDIC insurance premiums	619	422	46.7%
Core Deposit Intangible amortization	83	165	(49.7)%
Card processing and interchange expenses	796	747	6.6%
Other (5)	5,820	6,075	(4.2)%
Total non-interest expenses	21,742	21,175	2.7%

Income before income taxes	10,537	11,430	(7.8)%
Income tax expense	1,724	1,957	(11.9)%
Net income	$8,813	$9,473	(7.0)%

Average diluted shares outstanding	15,281,613	15,167,828

Diluted earnings per share	$0.57	$0.62	(8.1)%
Cash dividends per share	$0.17	$0.17	0.0%

Payout ratio	30%	27%

	(unaudited)
	Three Months Ended
	March 31,

	2020	2019
Average Balances (3)
Loans, net of unearned income	2,817,685	2,503,328
Investment securities	576,766	529,004
Total earning assets	3,505,061	3,035,234
Total assets	3,746,718	3,247,284
Non interest-bearing deposits	369,838	345,688
Interest-bearing deposits	2,710,214	2,254,517
Shareholders' equity	313,127	267,398
Tangible shareholders' equity (1)	274,266	227,998

Average Yields (3)
Loans, net of unearned income	5.10%	5.35%
Investment securities	3.04%	3.09%
Total earning assets	4.65%	4.96%
Interest-bearing deposits	1.17%	1.18%
Interest-bearing liabilities	1.35%	1.41%

Performance Ratios (annualized)
Return on average assets (3)	0.95%	1.18%
Return on average assets, net of merger costs (1) (3)	0.95%	1.18%
Return on average equity (3)	11.32%	14.37%
Return on average equity, net of merger costs (1) (3)	11.39%	14.37%
Return on average tangible equity (1) (3)	12.92%	16.85%
Return on average tangible equity, net of merger costs (1) (3)	13.01%	16.85%
Net interest margin, fully tax equivalent basis (3)	3.49%	3.76%
Efficiency Ratio	60.34%	60.85%
Efficiency Ratio, net of merger costs (1)	60.14%	60.85%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$108	$230
Holiday Financial net loan charge-offs	529	434
Total net loan charge-offs	$637	$664

Net loan charge-offs / average loans (3)	0.09%	0.11%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,	% change versus
	2020	2019	2019	12/31/19	03/31/19

Ending Balance Sheet
Loans, net of unearned income	$2,850,660	$2,804,035	$2,526,090	1.7%	12.8%
Loans held for sale	1,815	930	2,952	95.2%	(38.5)%
Investment securities	576,089	552,122	509,250	4.3%	13.1%
FHLB and other equity interests	11,317	11,354	11,531	(0.3)%	(1.9)%
Other earning assets	77,419	150,601	22,173	(48.6)%	249.2%
Total earning assets	3,517,300	3,519,042	3,071,996	0.0%	14.5%

Allowance for loan losses	(21,915)	(19,473)	(20,346)	12.5%	7.7%
Goodwill	38,730	38,730	38,730	0.0%	0.0%
Core deposit intangible	77	160	562	(51.9)%	(86.3)%
Other assets	244,946	225,200	196,382	8.8%	24.7%
Total assets	$3,779,138	$3,763,659	$3,287,324	0.4%	15.0%

Non interest-bearing deposits	$376,840	$382,259	$345,386	(1.4)%	9.1%
Interest-bearing deposits	2,723,376	2,720,068	2,311,973	0.1%	17.8%
Total deposits	3,100,216	3,102,327	2,657,359	(0.1)%	16.7%

Borrowings	225,722	227,907	240,005	(1.0)%	(6.0)%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	57,778	57,839	44,381	(0.1)%	30.2%

Common stock	0	0	0	NA	NA
Additional paid in capital	102,128	99,335	97,139	2.8%	5.1%
Retained earnings	207,698	201,503	178,662	3.1%	16.3%
Treasury stock	(2,026)	(2,811)	(1,702)	(27.9)%	19.0%
Accumulated other comprehensive income (loss)	17,002	6,939	860	145.0%	NA
Total shareholders' equity	324,802	304,966	274,959	6.5%	18.1%

Total liabilities and shareholders' equity	$3,779,138	$3,763,659	$3,287,324	0.4%	15.0%

Ending shares outstanding	15,396,617	15,247,985	15,239,371

Book value per share	$21.10	$20.00	$18.04	5.5%	17.0%
Tangible book value per share (1)	$18.58	$17.45	$15.46	6.5%	20.2%

Capital Ratios
Tangible common equity / tangible assets (1)	7.65%	7.14%	7.26%
Tier 1 leverage ratio	7.85%	7.86%	8.01%
Common equity tier 1 ratio	9.45%	9.32%	9.54%
Tier 1 risk based ratio	10.15%	10.03%	10.35%
Total risk based ratio	12.66%	12.51%	13.18%

Asset Quality (4)
Non-accrual loans	$31,854	$21,736	$14,356
Loans 90+ days past due and accruing	33	61	831
Total non-performing loans	31,887	21,797	15,187
Other real estate owned	1,646	1,633	474
Total non-performing assets	$33,533	$23,430	$15,661

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,223	$7,359	$8,227
Non-performing TDR loans (2)	2,373	2,443	4,872
Total TDR loans	$9,596	$9,802	$13,099

Non-performing assets / Loans + OREO	1.18%	0.84%	0.62%
Non-performing assets / Total assets	0.89%	0.62%	0.48%
Allowance for loan losses / Loans	0.77%	0.69%	0.81%

(1) - The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
(2) - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(3) - The average balances, average yields, performance ratios and total net loan charge-offs / average loans annualized returns calculation were refined. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.
(4) - The asset quality table data was refined to reflect deferred fees and costs as well as interest paid to principal. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.
(5) - Includes $170 in merger related expenses.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2020	2019	2019

Shareholders' equity	$324,802	$304,966	$274,959
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	77	160	562
Tangible common equity	$285,995	$266,076	$235,667

Total assets	$3,779,138	$3,763,659	$3,287,324
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	77	160	562
Tangible assets	$3,740,331	$3,724,769	$3,248,032

Ending shares outstanding	15,396,617	15,247,985	15,239,371

Tangible book value per share	$18.58	$17.45	$15.46
Tangible common equity/Tangible assets	7.65%	7.14%	7.26%

Non-GAAP Reconciliations (1):
	(unaudited)
	Three Months Ended
	March 31,
Calculation of adjusted efficiency ratio, net of merger costs:
	2020	2019
Non-interest expense	$21,742	$21,175
Less: core deposit intangible amortization	83	165
Less: merger costs	72	0
Adjusted non-interest expense (non-GAAP)	$21,587	$21,010

Non-interest income	$5,364	$6,153

Net interest income	$29,994	$27,758
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,536	1,778
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	2,070	2,394
Adjusted net interest income (non-GAAP)	30,528	28,374
Adjusted net revenue (non-GAAP) (tax-equivalent)	$35,892	$34,527
Adjusted efficiency ratio, net of merger costs	60.14%	60.85%

Calculation of adjusted return on average total assets, net of merger costs:
Net Income	$8,813	$9,473
Add: merger costs (net of tax)	57	0
Adjusted net income (non-GAAP)(net of tax)	$8,870	$9,473
Average total assets	$3,746,718	$3,247,284
Adjusted return on average total assets, net of merger costs (non-GAAP)(annualized)	0.95%	1.18%

Calculation of adjusted return on average equity, net of merger costs:
Net Income	$8,813	$9,473
Add: merger costs (net of tax)	57	0
Adjusted net income (non-GAAP)(net of tax)	$8,870	$9,473
Average shareholders' equity	$313,127	$267,398
Adjusted return on average equity, net of merger costs (non-GAAP)(annualized)	11.39%	14.37%

Calculation of adjusted return on average tangible equity, net of merger costs:
Net Income	$8,813	$9,473
Add: merger costs (net of tax)	57	0
Adjusted net income (non-GAAP)(net of tax)	$8,870	$9,473
Average tangible shareholders' equity	$274,266	$227,998
Adjusted return on average tangible equity, net of merger costs (non-GAAP)(annualized)	13.01%	16.85%